MGT Announces Acquisition of Social Gaming Business and Creative Team

Company Expands its Game Offerings and Adds Technology Expertise

Harrison, NY (November 13, 2013) – MGT Capital Investments, Inc (NYSE MKT: MGT) has agreed to acquire Avcom, Inc., a New York City based gaming studio focused on building social casino games for mobile devices under the brand Mobile Vegas (http://mobileveg.as). Along with the gaming studio, Avcom brings a proprietary software platform for secure gaming, mobile development, and sophisticated analytics, as well as expertise in the areas of digital marketing and real money gaming. Avcom also brings over 650,000 slot machine players from its existing instant win game offerings. According to Robert Ladd, Chief Executive Officer of MGT, “The acquisition of Avcom, including its leadership team, places MGT in a strong position to capitalize on the popularity of the social casino industry as well as adding tremendous value to our other gaming properties. We couldn’t be happier with the exceptional talent that we have added to our team.”

The social casino industry has emerged as a significant business in recent years, with Eilers Research (http://eilersresearch.com) estimating the current annual market size at $2.0 billion as of 2013.  A Morgan Stanley research report valued the market at $1.7 billion with the potential to triple by 2015. Social casino has become one of the most profitable social gaming genres, comparing favorably to other types of games when measuring key revenue and retention metrics. The success of this genre has been validated by several high profile acquisitions including IGT’s purchase of DoubleDown Interactive for $500 million and Caesars’ acquisition of Slotomania maker Playtika for a reported $100 million.  Social casino games have proven to be lucrative stand-alone businesses and are also pivotal as a top of the funnel strategy for acquiring new real money players.  According to Superdata Research, an estimated 170 million people play social casino games worldwide.

Subject to customary closing conditions, including NYSE MKT approval, the Company expects to issue approximately 491,000 shares of MGT restricted common stock to acquire full ownership of Avcom. In addition, a contingent payment of up to an additional 330,000 shares of restricted common stock is payable if certain revenue metrics are attained within an 18-month period. Closing is expected within two weeks.

The Avcom team includes a former IGT lead artist who designed some of the most popular slot machines on the casino floor including Hexbreaker, and well-known themed machines based on American Idol, Sex and the City, and the Dark Knight. Avcom brings core technical talent, with special expertise in security and lead generation. Mr. Ladd added, “We are very pleased that MGT will introduce some truly unique slot machine content into the market; it also allows us to create expansion opportunities within this new channel and our other gaming ventures.”

Avcom will operate under the name MGT Studios and oversee the Company’s online and mobile gaming properties and digital marketing. Founder Jeremy Avin will be named General Manager of MGT Studios to lead the effort. Mr. Avin concluded, “We’re thrilled to be joining forces with MGT to focus on bringing the most innovative social casino games to players worldwide. We’re excited by the opportunities that MGT’s broad gaming efforts will create for our players, employees and investors.”

About MGT Capital Investments, Inc.

MGT and its subsidiaries are engaged in the business of acquiring, developing and monetizing assets in the online and mobile gaming space, as well as the casino industry.

MGT Gaming, a majority owned subsidiary, owns U.S. Patent Nos. 7,892,088 and 8,500,554 relating to certain casino slot machine systems and has filed a patent infringement lawsuit against WMS Gaming (a subsidiary of Scientific Games Corporation), and others. The Company also owns a majority interest in FanTD LLC, the operator of FanThrowdown.com, one of the leading online daily fantasy sports wagering websites. Another majority owned subsidiary, MGT Interactive, owns REAL DEAL POKER™, an innovative online poker technology with a patented card shuffling system, allowing for regulatory transparency and auditability, and a higher level of realism.

Forward-looking statements

This press release contains forward-looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” MGT’s financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Company contact

MGT Capital Investments, Inc.

Robert Traversa, Chief Financial Officer

914-630-7431

rtraversa@mgtci.com